UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Pennsylvania Real Estate Investment Trust
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SUPPLEMENT TO THE PROXY STATEMENT DATED MAY 7, 2012 OF

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 7, 2012

On May 7, 2012, Pennsylvania Real Estate Investment Trust made available to shareholders a definitive proxy statement (the “Proxy Statement”) describing the matters subject to a vote at the Annual Meeting of Shareholders to be held on Thursday, June 7, 2012 at 11:00 a.m. Eastern Time at the Hyatt at The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102 (the “Annual Meeting”).

One of the matters subject to a vote at the Annual Meeting is a proposal to approve the Second Amended and Restated Pennsylvania Real Estate Investment Trust 2003 Equity Incentive Plan (the “Second Restated Plan”). The Second Restated Plan was adopted by our Board of Trustees, subject to shareholder approval, to increase the number of common shares available under the existing Amended and Restated Pennsylvania Real Estate Investment Trust 2003 Equity Incentive Plan (as currently in effect, the “Existing Plan”), and to make certain additional changes discussed in the Proxy Statement.

If approved by the shareholders, the Second Restated Plan will increase the number of shares available for grant and delivery by 1,750,000 shares, and there will then be a total of 2,253,352 shares available for grant and delivery under the Second Restated Plan (not taking into account any forfeitures or other events that would result in shares being added back to the pool of available shares).

On May 25, 2012, advisory firm Institutional Shareholder Services (“ISS”) published a proxy analysis and vote recommendation for the PREIT Annual Meeting. The proposal to approve the Second Restated Plan received an unfavorable recommendation because ISS determined that the “Shareholder Value Transfer,” based on its assumptions, is greater than a company-specific allowable cap calculated by ISS.

We believe that the ISS Shareholder Value Transfer analysis does not properly reflect certain facts used in the analysis. Accordingly, this Supplement provides additional information to clarify certain facts and to enable ISS to reassess its analysis. Specifically, we have set forth below the number of shares that remain available for issuance under the Existing Plan and the number of shares subject to outstanding awards. We believe that this clarification will support an analysis showing that the expected cost of the Second Restated Plan is reasonable and appropriate.

Available Shares and Overhang

As of April 23, 2012:

(a)	The maximum aggregate number of shares available under all PREIT equity incentive plans was 516,352. Under the Existing Plan, there were 503,352 shares remaining available, all of which are subject to issuance in respect of RSUs that have been granted. Pursuant to the terms of the RSU Programs currently in effect (all of which PREIT has filed with the Securities and Exchange Commission), if the total number of shares to be delivered pursuant to RSUs exceeds the number of shares available under the Existing Plan, then the number of shares to be delivered will be reduced such that the total does not exceed the amount available.

(b)	Under all of PREIT’s equity incentive plans, in the aggregate, there were 830,080 unvested restricted shares outstanding, and outstanding options to purchase 30,932 shares. The weighted average exercise price of these options is $29.23, and the weighted average remaining term is 2.75 years. The number of outstanding restricted shares and the number of shares subject to options do not include any shares that might be issued in respect of RSUs that have been granted.

A copy of the Second Amended Plan is attached as Exhibit A to the Notice and Proxy Statement filed by PREIT on May 7, 2012 with the Securities and Exchange Commission, a free copy of which may be obtained at the SEC’s website, www.sec.gov, or from PREIT’s website at www.preit.com.

If any shareholder has already returned his or her properly executed proxy card or voted his or her shares via telephone or the Internet and would like to change his or her vote on any matter, such shareholder may revoke his or her proxy before it is voted at the Annual Meeting by submission of a proxy bearing a later date via telephone or the Internet, by mail or by attending the Annual Meeting in person and casting a ballot or as otherwise described in the Proxy Statement. If any shareholder would like a new proxy card or has any questions, he or she should contact PREIT Investor Relations at 866.875.0700 ext. 50735 or investorinfo@preit.com.

This Supplement to the Proxy Statement is first being released to shareholders on or about May 31, 2012, and should be read together with the Proxy Statement. The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement. The information provided above might be deemed “additional soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended.

May 31, 2012